EXHIBIT 23(2)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 33-54064, 33-54066, 33-54096, 33-57746, 333-130167, 33-86654, 33-20801, 333-53487, 333-64714, 333-89071, 333-104412, 333-130162, 333-105930, 333-135683, 333-159908, and 333-159909 and Post-Effective Amendment No. 1 to Registration Statement No. 33-57748 and Post-Effective Amendment No. 1 to Registration Statement No. 333-53485 on Form S-8 of our report dated March 7, 2012, relating to the financial statements of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. as of and for the year ended December 31, 2011 appearing as an exhibit to this Annual Report on Form 10-K of Layne Christensen Company and subsidiaries for the year ended January 31, 2012.

/s/ DELOITTE
Santiago, Chile
April 27, 2012